Exhibit 10.1

EXECUTION COPY

$400,000,000

CREDIT AGREEMENT

among

CHENIERE SUBSIDIARY HOLDINGS, LLC,

As Borrower,

The Several Lenders

from Time to Time Parties Hereto,

and

THE BANK OF NEW YORK,

as Administrative Agent

Dated as of May 31, 2007

PERRY PRINCIPALS INVESTMENTS LLC	CREDIT SUISSE SECURITIES (USA) LLC

Joint Lead Arrangers and Joint Bookrunners

i

Section	6.	AFFIRMATIVE COVENANTS	25
	6.1.	Certificates; Other Information	25
	6.2.	[Reserved].	25
	6.3.	Maintenance of Existence; Compliance	25
	6.4.	Inspection of Property; Books and Records; Discussions	25
	6.5.	Notices	25
	6.6.	Further Assurances	27
	6.7.	Security Interests	27

Section	7.	NEGATIVE COVENANTS	27

Section	8.	EVENTS OF DEFAULT	27

Section	9.	THE AGENTs	30
	9.1.	Appointment	30
	9.2.	Delegation of Duties	31
	9.3.	Exculpatory Provisions	31
	9.4.	Reliance by Administrative Agent	31
	9.5.	Notice of Default	32
	9.6.	Non-Reliance on Agents and Other Lenders	32
	9.7.	Indemnification	32
	9.8.	The Agents in Their Individual Capacity	33
	9.9.	Successor Administrative Agent	33
	9.10.	Cure of Crest Remedy Instruction	33
	9.11.	Conflicts	34
	9.12.	Agents Generally	34

Section	10.	MISCELLANEOUS	34
	10.1.	Amendments and Waivers	34
	10.2.	Notices	35
	10.3.	No Waiver; Cumulative Remedies	36
	10.4.	Survival of Representations and Warranties	36
	10.5.	Payment of Expenses and Taxes	37
	10.6.	Successors and Assigns; Participations and Assignments	38
	10.7.	Adjustments; Set-off	41
	10.8.	Counterparts	41
	10.9.	Severability	41
	10.10.	Integration	41
	10.11.	GOVERNING LAW	42
	10.12.	Submission To Jurisdiction; Waivers	42
	10.13.	Acknowledgments	42
	10.14.	Releases of Guarantees and Liens	43
	10.15.	WAIVERS OF JURY TRIAL	43
	10.16.	Delivery of Addenda	43

ii

SCHEDULES

1	Existing Indebtedness
2	CLH Subsidiaries
3	Recordings and Filings

EXHIBITS:

A	Form of Addendum
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	Form of Guarantee and Pledge Agreement
E	Form of Exemption Certificate
F	Form of Closing Certificate
G	Form of Legal Opinion of Andrews Kurth LLP, counsel to the Borrower

-iii-

CREDIT AGREEMENT, dated as of May 31, 2007, among CHENIERE SUBSIDIARY HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (the “Borrower”), and PERRY PRINCIPALS INVESTMENTS LLC (“Perry”) as Joint Lead Arranger and Joint Bookrunner (in such capacity, a “Lead Arranger”), the several Lenders from time to time party to this Agreement (the “Lenders”), including, and THE BANK OF NEW YORK, as administrative agent (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein;

NOW, THEREFORE the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Addendum”: an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Administrative Agent”: as defined in the recitals to this Agreement.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, excluding in the case of Parent and its Subsidiaries the Administrative Agent, the Lenders and their Affiliates other than Parent and its Subsidiaries.

“Agents”: the collective reference to the Lead Arrangers and the Administrative Agent.

“Agreement”: this Credit Agreement.

“Approved Fund”: as defined in Section 10.6.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.

“Assumption Agreement”: means one or more agreements for the assumption and adoption by the Loan Parties of certain obligations under the Settlement Agreement.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to close.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CFG” means Cheniere FLNG-GP, LLC, a Delaware limited liability company.

“Change of Control”: the occurrence of any of the following: (i) the direct or indirect Disposition, in one transaction or a series of related transactions, of all or substantially all of the properties or assets of the Borrower or the Parent to any “person” (as that term is used in Section 13(d) of the Exchange Act); (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower or the Parent; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent, measured by voting power rather than number of shares or (iv) the Parent shall cease to hold directly or indirectly more than 100% of the Capital Stock of the Borrower.

“CLH”: Cheniere LNG Holdings, LLC, a Delaware limited liability company.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” under such Lender’s name on such Lender’s Addendum. The original aggregate amount of the Commitments is $400,000,000.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this

Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section Section 6 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“CQP”: Cheniere Energy Partners, L.P., a Delaware limited partnership.

“CQP-GP”: Cheniere Energy Partners GP, LLC.

“Crest”: Crest Investment Company, a Texas corporation.

“Crest Cheniere Indemnity”: that certain Indemnification Agreement, dated May 9, 2005, executed by Parent relating to the Settlement Agreement.

“Crest Obligations”: all obligations of the Loan Parties in favor of Crest under the Crest Settlement Documents.

“Crest Remedy Instruction”: any instruction by Crest to the Administrative Agent in writing to exercise remedies under the Guarantee and Pledge Agreement as a result of a Grantor’s failure to make a specified payment due and payable and unpaid in accordance with the express terms of the Crest Obligations after written demand by Crest. Any such Crest Remedy Instruction delivered to the Administrative Agent must state that it is a “Crest Remedy Instruction” as defined in this Agreement or otherwise clearly indicate to the satisfaction of the Administrative Agent that it is to be treated as a Crest Remedy Instruction.

“Crest Settlement Documents”: (a) the Settlement Agreement, (b) the Assumption Agreement, (c) the Crest Cheniere Indemnity and (d) any and all other agreements and documents heretofore or hereafter entered into by any subsidiary of Cheniere pursuant to Section 1.07 of the Settlement Agreement.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or safety, the environment or natural resources.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to CLH and its Subsidiaries.

“Guarantee and Pledge Agreement”: the Guarantee and Pledge Agreement to be executed and delivered by Borrower, the Parent, CLH and the Grantors (as defined therein), substantially in the form of Exhibit D.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee

Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the Parent and CLH.

“Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 6.5 of the Guarantee and Pledge Agreement and Section 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan and (b) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Lead Arranger”: each of Perry and Credit Suisse Securities (USA) LLC, in its capacity as Joint Lead Arranger and Joint Bookrunner.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement and the Security Documents.

“Loan Parties”: Borrower, Parent, CLH and CFG.

“Loan Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Material Adverse Effect”: a material adverse effect, on (a) the business, operations, property, condition (financial or otherwise), or prospects of either of Parent or CLH, in each case together with its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: in connection with any Disposition of any portion of the Collateral, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Disposition of Collateral, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition of Collateral (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of the reasonably estimated tax obligation of any direct or indirect holder of such Collateral for income, gains, franchise or similar taxes imposed on or measured by overall net income or gross receipts or in lieu of net income taxes as a result of any income or gain in connection with such Disposition of Collateral.

“Non-Excluded Taxes”: as defined in Section 3.6(a).

“Non-Recurring Distribution”: Any cash distribution paid by CQP or Freeport LNG Development, L.P. to unitholders of record other than a Regular Distribution (including, for the avoidance of doubt, any such distribution that is in excess of or in addition to the then applicable Regular Distribution), but in any event not including any Tax Distribution Amount.

“Non-U.S. Lender”: as defined in Section 3.6(e).

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: Cheniere Energy, Inc., a Delaware corporation.

“Participant”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Act”: the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permit”: any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Perry”: as defined in the preamble to this Agreement.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Register”: as defined in Section 10.6(b).

“Regular Distribution”: at any time (a) with respect to distributions from CQP, the then regular quarterly per unit cash distribution from CQP’s Available Cash (as defined in CQP’s agreement of limited partnership as in effect on the date hereof) declared by the board of directors of CQP-GP and paid by CQP to unitholders of record or (b) with respect to distributions from Freeport LNG Development, L.P., the amount determined by the Board of Managers of the Borrower to represent a regular cash distribution.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders (other than Parent and its Subsidiaries) of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the Guarantee and Pledge Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Settlement Agreement”: that certain Settlement and Purchase Agreement, dated as of June 14, 2001, by and among Parent, Cheniere FLNG, L.P., Crest, Crest Energy, L.L.C., and Freeport LNG Terminal, LLC.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary”: means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Tax Distribution Amount”: means for any applicable annual tax reporting period, the reasonably estimated any tax obligation of any direct or indirect holder of Capital Stock of CQP or Freeport LNG Development, L.P. for income, gains, franchise or similar taxes imposed on or measured by overall net income or gross receipts or in lieu of net income taxes as a result of any income or gain, in each case of CQP and its Subsidiaries or Freeport LNG Development, L.P. and its Subsidiaries, as applicable. The tax obligation shall be determined on a separate company basis computed using the maximum applicable federal and state tax rates (currently a total rate of 40% consisting of the maximum corporate federal income tax rate of 35% and a state income and gross receipts tax rate of 5%). However, in no case may the aggregate Tax Distribution Amounts for any annual tax reporting period exceed Parent’s consolidated federal and state tax liability for such annual tax reporting period.

“Transferee”: any Assignee or Participant.

“United States”: the United States of America.

“Voting Stock”: of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors (or governing body) of such Person.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations (other than the Crest Settlement Documents and the Crest Obligations) shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1. Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender.

2.2. Procedure for Borrowing. The Borrower shall give the Administrative Agent irrevocable notice requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

2.3. Repayment of Loans. The Loan of each Lender shall mature on May 31, 2012.

SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS

3.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, upon one Business Day’s irrevocable notice delivered to the Administrative Agent, which notice shall specify the date and amount of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given (i) at any time on or prior to the first anniversary of the Closing Date, an amount equal to 103% of the principal amount specified in the notice shall be payable on the date specified therein, (ii) at any time after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, an amount equal to 102% of the principal amount specified in the notice shall be payable on the date specified therein; (iii) at any time after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to 101% of the principal amount specified in the notice shall be payable on the date specified therein and (iv) at any time thereafter, an amount equal to

100% of the principal amount specified in the notice shall be payable on the date specified therein, in each case together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in a minimum aggregate principal amount of $5,000,000 and increments of $1,000,000. Amounts to be applied in connection with prepayments made pursuant to this Section 3.1 shall be applied pro rata among the Loans.

3.2. Mandatory Prepayments and Commitment Reductions. (a) If on any date prior to such date as the Loans and the other obligations under the Loan Documents then due and payable shall have been paid in full:

(i) any Group Member shall receive Net Cash Proceeds from Disposition of any portion of the Collateral,

(ii) the Borrower shall receive as the direct or indirect holder of any portion of the Collateral, any Non-Recurring Distribution, or

(iii) the Borrower or any of its Affiliates (other than CQP, Subsidiaries of CQP, Freeport LNG Development, L.P. and Subsidiaries of Freeport LNG Development, L.P.) shall receive any amounts lent or otherwise distributed outside the ordinary course of business from CQP, a Subsidiary of CQP, Freeport LNG Development, L.P. or a Subsidiary of Freeport LNG Development, L.P. (any such amount received as described in clause (i), (ii) or (iii) of this Section 3.2(a), a “Prepayment Offer Amount”), the Borrower shall notify the Administrative Agent of the receipt of the applicable Prepayment Offer Amount within one Business Day after each date on which all such Prepayment Offer Amounts received exceed $20,000,000 in the aggregate and offer in such notice to prepay the Loans having an aggregate principal amount equal to the aggregate amount of the Prepayment Offer Amounts as set forth in Section 3.2(b); provided that the Borrower shall deposit such Prepayment Offer Amounts in a collateral account (subject to documentation in form and substance satisfactory to the Administrative Agent) one Business Day after the date on which such amounts are received until such amounts shall aggregate in excess of $20,000,000 and so be required to be offered. The Administrative Agent shall forthwith transmit any such offer of prepayment to the Lenders. Each Lender deciding to receive its pro rata share of any amount so offered shall so notify the Administrative Agent within five (5) Business Days of its receipt of notice thereof. If any Lender declines to accept such offer of prepayment, then the amount of the Loans of each accepting Lender to be prepaid shall be increased to a portion of the Prepayment Offer Amount in proportion to its pro rata share of the Loans of all Lenders accepting such offer. The Administrative Agent shall forthwith transmit any such acceptances to the Borrower, and the Borrower shall make any such prepayments within one (1) Business Day of its receipt of notice thereof from the Administrative Agent. For avoidance of doubt, the $20,000,000 threshold shall apply anew after each making of prepayment offers. The Borrower shall be free to retain, use or apply, for any purpose not otherwise prohibited hereunder, any funds not so required to be deposited in a collateral account or to make prepayments.

(b) Amounts to be applied in connection with prepayments made pursuant to paragraph (a) of this Section 3.2 shall be applied, pro rata such that if any mandatory prepayment notice is given (i) at any time on or prior to the first anniversary of the Closing Date, an amount equal to 103% of the principal amount specified in the notice shall be payable on the date specified therein, (ii) at any time after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, an amount equal to 102% of the principal amount specified in the notice shall be payable on the date specified therein; (iii) at any time after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to 101% of the principal amount specified in the notice shall be payable on the date specified therein; and (iv) at any time thereafter, an amount equal to 100% of the principal amount specified in the notice shall be payable on the date specified therein, in each case together with accrued interest to such date on the amount prepaid.

(c) (i) No later than three Business Days after the occurrence of a Change of Control, the Borrower shall offer to each Lender (by delivery of a prepayment offer to the Administrative Agent) to prepay all (but not part) of its outstanding Loans in accordance with this paragraph. The prepayment offer shall be irrevocable and shall state: (i) the proposed date of such prepayment (which date shall be no earlier than five Business Days and no later than 30 Business Days from the date of the applicable Change of Control); (ii) the prepayment price (which, with respect to each Lender, shall be calculated as the sum of 101% of the aggregate principal amount of the outstanding Loans made by such Lender, and all accrued interest on the principal amount being prepaid); (iii) that each Lender that accepts such prepayment offer must accept such offer with respect to all (but not part) of its Loans; (iv) that each Lender must accept such offer by delivering notice of such acceptance to the Administrative Agent within 30 days after the date the Borrower makes its offer to such Lender (the “Offer Period”); and (v) in reasonable detail, the nature of the applicable Change of Control and the projected impact of such Change of Control on the operations of Parent and its Subsidiaries or the Borrower, as the case may be.

(ii) The Borrower shall comply with the terms of each such prepayment offer. Each Lender shall have the right to accept such offer prior to the expiration of the applicable Offer Period.

3.3. Interest Rates and Payment Dates. (a) Each Loan shall bear interest at 9.75% per annum.

(b) If an Event of Default shall have occurred and be continuing, each Loan (and any overdue interest or any other overdue amount payable hereunder) shall bear interest at 11.75% per annum.

(c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section on any overdue amounts shall be payable from time to time on demand.

3.4. Fees; Computation of Interest and Fees. (a) The Borrower agrees to pay to Perry and the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with Perry or the Administrative Agent and to perform any other obligations contained therein.

(b) Interest and fees payable pursuant hereto shall be calculated on the basis of a 365/366 day year.

3.5. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Loan Percentages of the relevant Lenders.

(b) Each payment (including, subject to 3.2(a), each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c) Any amounts prepaid on account of the Loans may not be reborrowed.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the two preceding sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Closing Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of the Closing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Loans, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

3.6. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (ii) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (i) above. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (f) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) If, in its sole discretion and without any obligation to disclose its tax records, a Lender or the Administrative Agent determines that it has received a refund from a Governmental Authority in respect of Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to Section 3.6(a) or with respect to which the Borrower has paid additional amounts pursuant to Sections 3.6(a) or (b), it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.6 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that, the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority.

(e) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.7. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.6(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.6(a).

3.8. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.6(a) or (b), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 3.7 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.6(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.6(a), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

3.9. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.11(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1. Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation, as applicable, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly authorized and licensed under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such authorization or license, (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (e) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings which can be obtained or made by taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not have a Material Adverse Effect.

4.2. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except the filings referred to in Section 4.7 of the Guarantee and Pledge Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.3. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation

(other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

4.4. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.5. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations (excluding, for the purpose of this sentence only, the Crest Obligations) in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default (including any Default or Event of Default relating to the Crest Obligations) has occurred and is continuing.

4.6. Ownership of Property; Liens. Each Loan Party has good title to, or a valid leasehold interest in, all its property, and none of such property is subject to any Lien except as permitted by Section 6.4 of the Guarantee and Pledge Agreement.

4.7. Intellectual Property. Except to the extent the same would not reasonably be expected to have a Material Adverse Effect: each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.8. Taxes. Each of the Parent and the Borrower and each of their Subsidiaries has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent, the Borrower or any of their Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Parent and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.9. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.10. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA), and, on and after the effectiveness of the Pension Act, no failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during the five-year period prior to the date on which this representation is made and, on and after the effectiveness of the Pension Act, no Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA). The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Multiemployer Plan is in Reorganization, Insolvent or, is or is reasonably expected to be, in endangered or critical status within the meaning of Section 305 of ERISA.

4.11. Investment Company Act; Other Regulations. No Loan Party or any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.12. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing prior to the Closing Date, (a) CLH does not have any Subsidiaries other than those listed on Schedule 1 to this Agreement and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any other Group Member, except for the long-term incentive plan as set forth in the prospectus for CQP dated March 7, 2007, or as created by the Loan Documents.

4.13. Use of Proceeds. The proceeds of the Loans shall be used for general corporate purposes, including a loan to Parent on a general unsecured basis to be used by Parent to repurchase a portion of its outstanding Capital Stock, for general corporate purposes and to pay related fees and expenses incurred in connection with the transactions contemplated herein.

4.14. Accuracy of Information, etc. The information in all financial statements provided pursuant to Section 4.10 of the Guarantee and Pledge Agreement fairly represent in all material respects the financial condition of the Parent and its Subsidiaries as at such dates and the results of their operations for the fiscal periods ended on such dates all in accordance with GAAP. The certifications set forth in each certificate delivered by the Borrower on the date hereof are true and correct in all material respects. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.15. Solvency; Indebtedness. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be Solvent. Except as disclosed on Schedule 2, none of any Loan Party or Cheniere FLNG, L.P. has incurred any Indebtedness other than the Loans and the Crest Obligations.

4.16. Security Documents. The Guarantee and Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Pledge Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Pledge Agreement, when financing statements and other filings specified on Schedule 3 in appropriate form are filed in the offices specified on Schedule 3, the Guarantee and Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Pledge Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 6.4 of the Guarantee and Pledge Agreement).

4.17. No Material Adverse Change. Since December 31, 2006, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.18. Approvals. All governmental and third party approvals necessary in connection with the financing thereof (including the Loans contemplated hereunder) and the continuing operations of the Borrower and their respective subsidiaries (including shareholder approvals, if any) have been obtained on reasonably satisfactory terms and are in full force and effect, and all applicable waiting periods have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby.

4.19. Rating. As soon as reasonably practicable after the Closing Date, the Borrower shall use best efforts to obtain, and thereafter to maintain, a credit rating for the Loans from Moody’s or S&P.

SECTION 5. CONDITIONS PRECEDENT

5.1. Conditions Precedent. The agreement of each Lender to make the Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Loan, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Pledge Agreement. The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by the Administrative Agent, the Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Pledge Agreement, executed and delivered by the Borrower and (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Pledge Agreement, executed and delivered by the Borrower.

(b) Lien Searches. The Lenders shall have received the results of a recent lien search in each of the jurisdictions of organization of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.4 of the Guarantee and Pledge Agreement or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lenders.

(c) Financial Statements. The Lenders shall have received the financial statements described in Section 4.10 of the Guarantee and Pledge Agreement.

(d) Approvals. All governmental and third party approvals (including landlords’ and other consents) necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments including the certificate of incorporation or formation of each Loan Party that is a corporation or limited liability company certified by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(f) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Andrews Kurth LLP, counsel to Parent and its Subsidiaries, substantially in the form of Exhibit G, which shall cover such other matters incident to the transactions contemplated by this Agreement as the Lenders may reasonably require.

(g) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.4 of the Guarantee and Pledge Agreement), shall be in proper form for filing, registration or recordation.

(h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of each Loan Party.

(i) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

(j) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(k) Material Event. There shall have been no event, change, effect, development or state of facts that, individually or in the aggregate, has had or would have a Material Adverse Effect.

(l) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and the reasonable fees and expenses of legal counsel, on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(m) Litigation. There shall be no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending or, to the knowledge of any Group Member, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

(n) Pledged Stock; Stock Powers. The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(o) Corporate Documents. The Borrower shall have delivered to the Administrative Agent for the benefit of the Lenders: (a) copies, certified as true, correct and complete by the Secretary or Assistant Secretary of the Borrower, of resolutions regarding the transactions contemplated by this Agreement, duly adopted by the Board of Directors (or equivalent body) of the Borrower and reasonably satisfactory in form and substance to the Administrative Agent; (b) an incumbency and signature certificate for the Borrower and each Guarantor reasonably satisfactory in form and substance to the Administrative Agent; and (c) copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents to the extent the Administrative Agent may reasonably request.

Notwithstanding anything to the contrary in this Section 5, with respect to the conditions precedent referenced for the wiring of funds pursuant to Section 2.2 shall be deemed to be confirmation to the Administrative Agent from such Lender that the referenced conditions precedent have been satisfied and the Administrative Agent shall be entitled to rely on such confirmation and the Administrative Agent shall not be responsible for determining the satisfaction of any such conditions precedent.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries that are Loan Parties to:

6.1. Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (or, in the case of clause (b), to the relevant Lender):

(a)(i) concurrently with the delivery of any financial statements pursuant to Section 4.10 of the Guarantee and Pledge Agreement, a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

(b) promptly, such additional financial and other information as the Administrative Agent on behalf of any Lender may from time to time reasonably request.

6.2. [Reserved].

6.3. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence; provided that, subject to meeting any applicable requirements in the Guarantee and Pledge Agreement, any such entity may convert from its current status to a limited liability company, limited partnership or corporation on appropriate notice to the Administrative Agent and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by the Guarantee and Pledge Agreement and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which full, true and correct entries in a manner reasonably satisfactory to the Administrative Agent and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with their independent certified public accountants.

6.5. Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Loan Party (i) which would reasonably be expected to cause a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof where the liability expected to be imposed on the Borrower and its Subsidiaries as a result of such event exceeds $5,000,000: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA) or (iii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k) of ERISA that the Borrower or any Commonly Controlled Entity may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower or any Commonly Controlled Entity may request with respect to any Multiemployer Plan; provided, that if the Borrower or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Borrower or the Commonly Controlled Entity(ies) shall as soon as reasonably practicable following written request from the Administrative Agent (which request shall not be made more frequently than once per year) make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices as soon as reasonably practicable after receipt thereof;

(f) any development or event that has had or would reasonably be expected to have a Material Adverse Effect; and

(g)(i) any distribution by Freeport LNG Development., L.P. to its partners on the earlier of (A) the date which is five (5) days after any Group Members’ receipt of actual notice of its declaration or (B) the date which is five (5) days after the date of its receipt by Cheniere FLNG, L.P., CFG or the Borrower and (ii) any determination of the Board of Managers of the Borrower referred to in clause (b) of the definition of Regular Distribution on the date which is five (5) days after the date of such determination.

Each notice pursuant to this Section 6.5 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.6. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.7. Security Interests. Preserve, renew and take all actions necessary to keep in full force and effect a legal, valid and enforceable fully perfected Lien on and security interest in the Collateral and the proceeds thereof, as described in the Guarantee and Pledge Agreement, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.4 of the Guarantee and Pledge Agreement).

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries that are Loan Parties to comply with their respective obligations under Section 6 of the Guarantee and Pledge Agreement. In the event the Borrower or any of its Subsidiaries that are Loan Parties cease to be Grantors under the Guarantee and Pledge Agreement, or if the Guarantee and Pledge Agreement, for whatever reason, shall no longer be in full force or effect (other than by reason of payment in full of the Obligations), the provisions of such section shall be deemed to be incorporated herein by reference as if set forth in full herein, and all references herein to such section shall be deemed to be references to such section as so incorporated herein.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.3(a) (with respect to the Borrower ), Section 6.5(a) or (g)(ii) or (iii) or Section 7 of this Agreement or (ii) the Borrower or any Grantor (as defined in the Guarantee and Pledge Agreement) shall default in the observance or performance of any agreement contained in Section 6 of the Guarantee and Pledge Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) The Borrower shall default in (i) making any payment of any principal of any Indebtedness of the Borrower (including any Guarantee Obligation, but excluding the Loans and the Crest Obligations) on the scheduled or original due date with respect thereto; or (ii) making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (x) any disposition of assets giving rise to a repayment or prepayment obligation on Indebtedness secured by such assets and (y) the issuance of Capital Stock or Indebtedness giving rise to a repayment obligation with respect to the proceeds of such issuance, provided in each case such payment is timely made), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable in respect of any such accelerated Indebtedness; or

(f) Parent, CLH, CQP or Sabine Pass LNG, L.P. shall default in the observance or performance of any agreement or condition relating to any Indebtedness (including any Guarantee Obligation, but excluding the Loans and the Crest Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (x) any disposition of assets giving rise to a repayment or prepayment obligation on Indebtedness secured by such assets and (y) the issuance of Capital Stock or Indebtedness giving rise to a repayment obligation with respect to the proceeds of such issuance, provided in each case such payment is timely made), the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become due or payable in respect of any such accelerated Indebtedness; provided, that a default, event or condition described in this clause (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in this clause (f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(g)(i) the Borrower, Parent, CLH, CQP, CQP-GP or Sabine Pass LNG, L.P. shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, Parent, CLH, CQP, CQP-GP or Sabine Pass LNG, L.P. shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, Parent, CLH, CQP, CQP-GP or Sabine Pass LNG, L.P. any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower, Parent, CLH, CQP, CQP-GP or Sabine Pass LNG, L.P. any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower, Parent, CLH, CQP, CQP-GP or Sabine Pass LNG, L.P. shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower, Parent, CLH, CQP, CQP-GP or Sabine Pass LNG, L.P. shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), or, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) on and after the effectiveness of the Pension Act, there is a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA), (vi) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or the Reorganization or the endangered or critical status (within the meaning of Title IV of ERISA) of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against the Borrower or any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $20,000,000, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(j) any of the Security Documents shall cease, for any reason, to be in full force and effect or to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, or the Grantor or Guarantor (as defined in the Guarantee and Pledge Agreement) shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; provided that any Lien created by the Security Documents shall be subject to the priority of the Crest Obligations; or

(k) the guarantee contained in Section 2 of the Guarantee and Pledge Agreement shall cease, for any reason, to be in full force and effect or any Guarantor (as defined in the Guarantee and Pledge Agreement) shall so assert; or

(l) the Administrative Agent shall have received a Crest Remedy Instruction and the specified payment due in respect of the Crest Obligations shall not have been made within the five (5) Business Day period specified in Section 7.6 of the Guaranty and Pledge Agreement;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.

Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3. Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct), (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or (iii) liable for any special, exemplary, punitive or consequential damages. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Loan Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Loan Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or other Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8. The Agents in Their Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(e) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10. Cure of Crest Remedy Instruction. Upon receipt by the Administrative Agent of a Crest Remedy Instruction, the Administrative Agent shall provide notice to the Borrower and the Lenders within one (1) Business Day. The Lenders shall notify the Administrative Agent within two (2) Business Days of receipt of such notice from Administrative Agent as to their willingness or unwillingness to pay to the Administrative Agent, in accordance with their respective Loan Percentages, the amount due as specified in such Crest Remedy Instruction. If Borrower has not given evidence to the Administrative Agent that the amount due as specified in such Crest Remedy Instruction has been paid, and the Administrative Agent notifies the Lenders that the full amount required will be paid by the Lenders, then the Lenders will pay such amount to the Administrative Agent for payment to Crest pursuant to Section 7.6 of the Guarantee and Pledge Agreement. Any such payment shall be reimbursed to the Administrative Agent, on demand, by the Borrower, and until paid shall bear interest at the rate specified in Section 3.3(b).

9.11. Conflicts. The terms of the Loan Documents may require the Administrative Agent to act in multiple capacities and all Person waive any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Administrative Agent any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto and agree that in the event that Administrative Agent receives conflicting instructions or otherwise reasonably believes that a conflict exists that Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement until the conflict has been resolved to its satisfaction, (which resolution may include the receipt of an opinion from a court of competent jurisdiction).

9.12. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1. Amendments and Waivers. (a) None of this Agreement, any other Loan Document, or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) (x) forgive or reduce by any amount the principal amount of any Loan, the interest rate applicable to any Loan or any redemption premium to which any loan may be subject the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder or (y) release all or a material portion of the Collateral (except as expressly contemplated in the Guarantee and Pledge Agreement) or release either of the Guarantors from their obligations under the Guarantee and Pledge Agreement, in each case without the written consent of all Lenders; or (B) amend, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, each Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) If, in connection with any proposed amendment, waiver or consent requiring the consent of “all Lenders”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Required Lenders and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b)(ii) of Section 10.1, (ii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 3.6 (assuming that the Loans of such Non-Consenting Lender have been prepaid on such date rather than sold to the replacement Lender).

10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Cheniere Subsidiary Holdings, LLC 2215-B Renaissance Drive, Suite 5 Las Vegas, Nevada 89119 Attention: Treasurer Telecopy: (702) 966-4247 Telephone: (702) 740-4244

With a copy to:	Cheniere Energy, Inc. 700 Milam Street, Suite 800 Houston, Texas 77002 Attention: Treasurer Telecopy: 713-375-6000 Telephone: 713-375-5000

and a copy to:	Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 Attention: Geoffrey Walker Telecopy: 713-220-4285 Telephone: 713-220-4757

The Administrative Agent:

The Bank of New York

600 East Las Colinas Blvd., Suite 1300

Irving, Texas 75039

Attention: Bob Hingston/or Portfolio Manager

Telecopy: (972) 401-8557

Telephone: (972) 401-8553

E-mail: BHingston@bankofny.com

With a copy to:	Jonathan Thalheimer, Esq. McGuire Craddock & Strother, P.C. 500 North Akard Street, Suite 3550 Dallas, Texas 75201 Telecopy: (214) 954-6868 Telephone: (214) 954-6855 E-mail: jthalheimer@mcslaw.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each of the Administrative Agent and Perry for all its reasonable legal expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than ten days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) in the case of an assignment to a related CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such CLO.

For the purposes of this Section 10.6, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.6 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as the agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 3.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 3.6 unless such Participant complies with Section 3.6(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(h), or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such Collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE ADMINISTRATIVE AGENT REPRESENTS THAT IT HAS ITS CHIEF EXECUTIVE OFFICE IN THE STATE OF NEW YORK.

10.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of any Agent or any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph 10.14(b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents then due and payable shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16. Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CHENIERE SUBSIDIARY HOLDINGS, LLC

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

THE BANK OF NEW YORK, as Administrative Agent

By:	/s/ Eddie Wong
Name:	Eddie Wong
Title:	Vice President

PERRY PRINCIPALS INVESTMENTS LLC, as Joint Lead Arranger and Joint Bookrunner and as a Lender

By:	/s/ David Russekoff
Name:	David Russekoff
Title:	Managing Partner

Schedule 1

Existing Indebtedness

Name	Existing Indebtedness (other than the Loans and the Crest Royalty Obligations)
Cheniere Subsidiary Holdings, LLC	None

Cheniere Energy, Inc.	$325,000,000 2.25% convertible senior notes due August 1, 2012.

Cheniere LNG Holdings, LLC	None

Cheniere FLNG-GP, LLC	None

Cheniere FLNG, L.P.	$510,000 intercompany payable due to Cheniere Energy, Inc.

Schedule 2

Subsidiaries of Cheniere LNG Holdings, LLC

1.	Cheniere Subsidiary Holdings, LLC

2.	Cheniere FLNG-GP, LLC

3.	Cheniere FLNG, L.P.

4.	Cheniere Energy Partners GP, LLC

5.	Cheniere Energy Partners, L.P

6.	Cheniere Energy Investments, LLC

7.	Sabine Pass LNG-GP, Inc.

8.	Sabine Pass LNG-LP, LLC

9.	Sabine Pass LNG, L.P.

Schedule 3

UCC Filing Offices

Grantor	Filing Office
Cheniere Subsidiary Holdings, LLC	Delaware Secretary of State

Cheniere LNG Holdings, LLC	Delaware Secretary of State

Cheniere FLNG-GP, LLC	Delaware Secretary of State

EXHIBIT A

FORM OF LENDER ADDENDUM

Reference is made to the Credit Agreement, dated as of May 31, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cheniere Subsidiary Holdings, LLC (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”), including Perry Principals Investments LLC, and The Bank of New York, as administrative agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.16 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitments set forth in Schedule 1 hereto, effective as of the Closing Date.

THIS LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this          day of             , 200    .

[Signature Page to Follow]

Accepted and agreed:

CHENIERE SUBSIDIARY HOLDINGS, LLC

By:
Name:
Title:

Accepted and agreed:

THE BANK OF NEW YORK, as Administrative Agent

By:
Name:
Title:

Schedule 1

COMMITMENTS AND NOTICE ADDRESS

1.	Notice Addresses

Perry Principals Investments LLC

767 Fifth Ave

New York, New York 10153

Attention: Michael Neus

Telephone: (212) 583-4000

Facsimile: (212) 583-4099

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: George Miller

Telephone: (212) 455-7065

Facsimile: (212) 455-2502

The Bank of New York

The Bank of New York-Asset Solutions

600 East Las Colinas Blvd Suite 1300

Irving, TX 75039

Attention: Bob Hingston

Facsimile: 972-401-8555

2.	Commitments:

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of May 31, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cheniere Subsidiary Holdings, LLC, (the “Borrower”), the several lenders from time to time parties to the Credit Agreement (the “Lenders”), including Perry Principals Investments LLC, and The Bank of New York, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

2. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the facility contained in the Credit Agreement as set forth on Schedule 1 hereto, in a principal amount as set forth on Schedule 1 hereto.

3. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

4. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to subsection 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 3.6(e) of the Credit Agreement.

5. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

7. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

2

Schedule 1

to Assignment and Assumption

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount of Loan Assigned	Commitment Percentage Assigned[3]
$	%

	[Name of Assignee]		[Name of Assignor]

By:		By:
Title:		Title:

3.	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

Accepted:

THE BANK OF NEW YORK, as Administrative Agent

By:
Title:

Accepted:

CHENIERE SUBSIDIARY HOLDINGS, LLC

By:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 6.1 of the Credit Agreement, dated as of May 31, 2007 as amended, supplemented or modified from time to time (the “Credit Agreement”), Cheniere Subsidiary Holdings, LLC, (the “Borrower”), the several lenders from time to time parties to the Credit Agreement (the “Lenders”), including Perry Principals Investments LLC, and The Bank of New York, as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1. I am the duly elected, qualified and acting [Chief Executive Officer] [Chief Financial Officer] [President] [Treasurer] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

IN WITNESS WHEREOF, I execute this Certificate this          day of             , 2007.

CHENIERE SUBSIDIARY HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT E

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of May 31, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Cheniere Subsidiary Holdings, LLC (the “Borrower”), the several lenders from time to time parties to the Credit Agreement (the “Lenders”), including Perry Principals Investments LLC, and The Bank of New York, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.                                           (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 3.6(e) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants to the Borrower and the Administrative Agent that:

I.	The Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.

II.	The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

(d) The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

(e) The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:

EXHIBIT F

FORM OF CLOSING CERTIFICATE

Pursuant to Section 5.1(e) of the Credit Agreement dated as of May 31, 2007 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among Cheniere Subsidiary Holdings, LLC, (the “Borrower”), the several lenders from time to time parties to the Credit Agreement (the “Lenders”), including Perry Principals Investments LLC, and The Bank of New York, as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF COMPANY] (the “Company”) hereby certifies as follows:

1. The representations and warranties of the Company set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.                      is the duly elected and qualified Corporate Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof. [Borrower only]

4. The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date except as set forth on Schedule I hereto. [Borrower only]

The undersigned Corporate Secretary of the Company certifies as follows:

1. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.

2. The Company is a [corporation] [limited liability company] duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

3. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the [Board of Directors] [Managing Member] [Sole Member] of the Company on                     ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

4. Attached hereto as Annex 2 is a true and complete copy of the [By-Laws] [Limited Liability Company Agreement] of the Company as in effect on the date hereof.

5. Attached hereto as Annex 3 is a true and complete copy of the Certificate of [Incorporation] [Formation] of the Company as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

6. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and such officers have held such offices with the Company at all times since the date indicated next to their respective titles to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party:

Name	Office	Date	Signature

2

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title:

Date: May 31, 2007

ANNEX 1

[Resolutions]

ANNEX 2

[By-Laws] [Limited Liability Company Agreement]

ANNEX 3

[Certificate of Incorporation] [Certificate of Formation]